Exhibit 10.1
AGREEMENT
     This AGREEMENT (this “Agreement”) is made and entered into this 30th day of April, 2008, effective the [1st day of May], 2008 (the “Effective Date”) by and between CATALYST PHARMACEUTICAL PARTNERS, INC., a Delaware corporation, with offices located in Coral Gables, Florida (the “Company”) and ANDREW FORMAN, an individual resident of the state of Virginia (“Forman”).
     In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:
1.	Services. Throughout the term of the Agreement, Forman shall act as a consultant to the Company. For purposes of this Agreement, “Services” shall be defined as Forman’s:
a.	advice and assistance in the Company’s business development activities, including, but not limited to, identification of potential in-licensing and out-licensing partners, introduction and initiation of commercial discussions, and negotiation of terms of transactions;

b.	assistance with deal and non-deal road shows to introduce the Company to prospective investors, as appropriate;

c.	advice and assistance to the Company with respect to defining objectives, performing valuation analyses and structuring and planning capital raising events;

d.	consulting and advice in the development of the Company’s business plan;

e.	meeting with the Company’s management on a quarterly basis, when pre-approved by the Company, in the Company’s offices or in another agreed-upon location;

f.	advice and assistance to the Company in the negotiation of terms and conditions of future capital raising transactions; and

g.	Performance of such other financial, business development and strategic advisory services as Forman and the Company may agree upon from time-to-time.
Forman represents and warrants that, at the time of execution of this Agreement, the terms of this Agreement are not consistent with any other contractual or legal obligation Forman may have. If Forman believes that consulting or other services he provides for other parties under a private arrangement may be inconsistent with the terms of this Agreement, Forman shall properly notify the Company, to the extent that such notification does not breach confidentiality provisions or understandings between Forman and any third party. The Company and Forman will jointly determine whether or not to terminate this Agreement as a result of the aforementioned notification.

2.	Compensation. In consideration for the Services, the Company shall pay Forman as follows:
a.	a monthly payment of $7,000 in cash, payable on the first day of each full month, in advance;.

b.	40,000 five-year options to purchase shares of the Company’s common stock, which shall vest as follows:
i.	15,000 options (the “First Tranche Options”) will vest if Forman is still in compliance with all terms of this Agreement and has not been terminated under the terms hereof, on or before August 1, 2008;

ii.	15,000 options (the “Second Tranche Options”) will vest if Forman is still in compliance with the terms of this Agreement, the Company has exercised its option under Section 3 hereof to continue Forman’s employment, and Forman has not been terminated under the terms hereof, on or before November 1, 2008; and

iii.	10,000 options (the “Third Tranche Options”, and, together with the First Tranche Options and the Second Tranche Options, the “Options”) will vest if a Corporate Deal referred by Forman is completed on or before November 1, 2008 (or if a Corporate Deal referred by Forman is begun before that date but is completed on or before April 1, 2009). The Third Tranche Options shall not vest if the Corporate Deal is completed by the Company with a party listed on Schedule A hereto [omitted] (the “Excluded Companies”). For purposes of this Agreement, a “Corporate Deal” is an agreement between the Company and another pharmaceutical company (other than one of the Excluded Companies) which results in a strategic relationship which could include potential in-licensing or out-licensing agreements and/or cash payments in any form totaling at least $5 million (other than with one of the Excluded Companies).
Notwithstanding the foregoing, all of the Options will vest if a Corporate Deal referred by Forman is completed on or before November 1, 2008, except for any Corporate Deals with any of the Excluded Companies. If a Corporate Deal is completed on or before November 1, 2008, and is with one of the Excluded Companies, the First Tranche Options and Second Tranche Options shall immediately vest, while the Third Tranche Options shall be cancelled.
The option price shall be the price of the Company’s common stock as quoted on the Nasdaq Global Market as of the close of business on the Effective Date.

The Options and the Additional Options will be issued pursuant to the Company’s 2006 Stock Incentive Plan. No options will be issued hereunder to Forman if Forman is not in compliance with the terms of this Agreement on the date of the option grant.
c.	Any travel by Forman for Company purposes will be reimbursed, provided that original receipts are submitted for all costs over $25.00. Domestic air travel (U.S. and Canada) will be by coach only. International air travel will be by business class. Other directly related business expenses over $10.00 will be billed with submission of original receipts. If this Agreement is terminated according to its terms, Forman shall have the right to be paid for expenses incurred before such termination.

d.	For purposes of this Agreement, Forman is termed an independent contractor of the Company. Forman shall be responsible for, and agrees to comply with, obligations under federal and state tax laws for payment of all income taxes. All payments made to Forman will be reported using an IRS 1099 form or similar form.
3.	Term and Termination. This Agreement shall be effective on the Effective Date and will be effective for a period of three (3) months, ending on [August 1, 2008]. Upon the expiration of this Agreement, it will continue for an additional period of three (3) months upon the sole option of the Company. If the Company does not wish to exercise this option, it shall inform Forman in writing no less than ten (10) days prior to [August 1, 2008].

4.	Confidentiality. Forman agrees that at all times during the term of this Agreement and after the termination of employment for as long as such information remains non-public information, Forman shall (i) hold in confidence and refrain from disclosing to any other party all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning the Company or any of its affiliates and their business and operations, and all files, letters, memoranda, reports, records, computer disks or other computer storage medium, data, models or any photographic or other tangible materials containing such information (“Confidential Information”), including without limitation, any sales, promotional or marketing plans, clinical data or information about the Company’s product development efforts, programs, techniques, practices or strategies, or future development plans (including existing and entry into new geographic and/or product markets), and any customer lists, (ii) use the Confidential Information solely in connection with his employment with the Company or any of its affiliates and for no other purpose, (iii) take all precautions necessary to ensure that the Confidential Information shall not be, or be permitted to be, shown, copied or disclosed to third parties, without the prior written consent of the Company or any of its affiliates, and (iv) observe all security policies implemented by the Company or any of its subsidiaries or affiliates from time to time with respect to the Confidential Information. In the event that Forman is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, Forman shall provide the Company or any of its affiliates with prompt notice of such request or order so that the Company or any of its subsidiaries or affiliates may seek to prevent disclosure. In addition to the foregoing Forman shall not at any time libel, defame, ridicule or otherwise disparage the Company.

5.	Representations and Warranties. Forman represents and warrants to the Company as follows:
a.	Purchase Entirely for Own Account. The Options, and the shares to be issued upon conversion thereof (collectively, the “Securities”) will be acquired for investment purposes only and not with a view to the resale or distribution of any part thereof, and Forman has no intention of selling, granting any participation in, or otherwise distributing the same. No other person has an interest in the Securities.

b.	Investor Status. Forman is an “accredited investor”, as the term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended.

c.	Knowledge and Experience. Forman, by reason of his knowledge and experience in financial and business matters, is capable of evaluating the risks and merits of an investment in the Securities that would permit Forman, without undue financial hardship, to retain Forman’s investment in the Securities for an indefinite period of time or to sustain the loss of Forman’s entire investment in the Securities.

d.	Receipt of Information. Forman has met and spoken with officers of the Company, has had an opportunity to ask questions of the Company’s management, and has received answers satisfactory to Forman concerning the Company, the terms and conditions of an investment in the Company, and the business management and financial affairs of the Company.

e.	No Inconsistent Representations or Warranties. Officers of the Company have made no representations or warranties that are inconsistent with the statements in this Agreement.
6.	Acknowledgements. Forman understands, acknowledges and agrees that:
a.	Restricted Securities. The Securities have not been registered or qualified under any federal or state securities laws or in reliance upon exemptions from the registration requirements of such laws, and the Securities may not be sold, transferred, or otherwise disposed of by the undersigned except in compliance with the registration requirements of such laws or pursuant to available exemptions from registration. Neither the United States Securities and Exchange Commission nor any other federal agency or state regulatory authority has made any finding or determination as to the fairness of the investment in the Company or any recommendation or endorsement of the Securities, and any representation to the contrary is unlawful.

b.	Restrictive Legend. The Securities shall include the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.
7.	Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed given if delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery to, the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other parties): (a) if to the Company, at its principal executive offices, addressed to the Chief Executive Officer, with a copy to Philip B. Schwartz, Esq., Akerman Senterfitt, One Southeast Third Avenue, Miami, Florida 33131; and (b) if to Forman, at [omitted].

8.	Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity that they may have against each other.

9.	Assignment; Third Party Beneficiary. This Agreement, and Forman’s rights and obligations hereunder, may not be assigned or delegated by Forman. The Company may assign its rights, and delegate its obligations, hereunder to any affiliate of the Company or any successor or assign. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its respective successors and assigns.

10.	Severability; Survival. In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) for the purpose of those procedures to the extent necessary to permit the remaining provisions to be enforced. The provisions of Section 4 will survive the termination for any reason of Forman’s relationship with the Company.

11.	Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

12.	Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State.

13.	Entire Agreement. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.
[Signatures on Following Page]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be made this 30th day of April, 2008.

/s/ Andrew Forman
Andrew Forman

COMPANY
/s/ Patrick J. McEnany
Patrick J. McEnany
Chief Executive Officer